UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                    Date of Report: July 1, 2005

                    Date of earliest event reported: July 1, 2005

FULTON FINANCIAL CORPORATION

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-10587	23-2195389

(State or other jurisdiction of incorporation)	Commission File No.	(IRS Employer Identification Number)

One Penn Square, P.O. Box 4887, Lancaster, PA	17604

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 291-2411

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

     On July 1, 2005, Fulton Financial Corporation (“Fulton”) acquired SVB Financial Services, Inc. (“Somerset”), a bank holding company headquartered in Somerset, New Jersey. The acquisition was accomplished by merging Somerset with and into Fulton (the “Merger”). By virtue of this acquisition, Fulton became the parent holding company of Somerset Valley Bank, which is a New Jersey state-chartered bank operating twelve community banking offices in Somerset, Hunterdon and Middlesex counties in New Jersey, with approximately $511 million in assets. Somerset Valley Bank is Fulton’s fourteenth subsidiary bank. The Merger increases Fulton’s assets to approximately $12 billion.

     The Merger was consummated pursuant to the previously-announced Agreement and Plan of Merger, dated as of January 11, 2005 (the “Merger Agreement”), between Fulton and Somerset. In accordance with the terms of the Merger Agreement, the holders of each outstanding share of the $2.09 par value common stock of Somerset were entitled to convert such Somerset shares into either: (a) shares of the $2.50 par value common stock of Fulton (“Fulton Common Stock”) at the rate of 1.1899 shares of Fulton Common Stock for each share of Somerset Common Stock (as adjusted for a five for four stock divided paid by Fulton on June 8, 2005); (b) cash as the rate of $21.00 per share; or (c) one of two combinations of cash and Fulton Common Stock (20% cash/80% stock or 40% cash/60% stock), subject to proration such that at least 20%, but not more than 40%, of the total number of outstanding Somerset Common Stock are converted into cash. The aggregate number of shares of Fulton common stock issued in the Merger is approximately 3,778,762 and the aggregate amount of cash to be paid in the Merger is approximately $20,109,196.22. Former shareholders of Somerset will receive cash in lieu of fractional shares of Fulton Common Stock at the rate of $21.00 per share. All holders of Somerset options to purchase Somerset common stock outstanding on the closing date were entitled to convert such options into either (a) the amount of cash equal to the number of such options multiplied by the excess, if any, of $21.00 over the exercise price per share of such option or (b) options to acquire Fulton’s Common Stock pursuant to the Merger Agreement, provided that at least 20% of all Somerset options are converted to cash. The aggregate number of options to acquire Fulton’s common stock issued in exchange for Somerset options in the Merger is approximately 167,624 and the aggregate amount of cash to be paid in exchange for Somerset options in the Merger is approximately $1,734,990.90.

     Pursuant to General Instruction F to Form 8-K, the Press Release, dated July 1, 2005, announcing the consummation of the Merger, attached to this Current Report as Exhibit 99.1, is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

          (a) Financial Statements of Business Acquired. Not applicable.

          (b) Pro Forma Financial Information. Not applicable.

          (c) Exhibits

               99.1 Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FULTON FINANCIAL CORPORATION
By:	/s/ Charles J. Nugent
Charles J. Nugent
Senior Executive Vice President and Chief Financial Officer

Date: July 1, 2005